    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2004.


                                                    REGISTRATION NO. 333-115310

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                AMENDMENT NO. 8

                                       TO

                                    FORM S-1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                               TOWER GROUP, INC.
             (Exact name of Registrant as specified in its charter)


                        DELAWARE                                           6331                              13-3894120
             (State or other jurisdiction of                   (Primary Standard Industrial               (I.R.S. Employer
              incorporation or organization)                   Classification Code Number)               Identification No.)

                            120 BROADWAY, 14TH FLOOR
                            NEW YORK, NEW YORK 10271
                           TELEPHONE: (212) 655-2000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ----------------
                             STEVEN G. FAUTH, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               TOWER GROUP, INC.
                            120 BROADWAY, 14TH FLOOR
                            NEW YORK, NEW YORK 10271
                           TELEPHONE: (212) 655-2000
                           FACSIMILE: (212) 271-5492
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                   COPIES TO:


           JOHN SCHWOLSKY, ESQ.
           MATTHEW RICCIARDI, ESQ.                 J. BRETT PRITCHARD, ESQ.
   LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.          LORD, BISSELL & BROOK LLP
            125 WEST 55TH STREET                   115 SOUTH LASALLE STREET
          NEW YORK, NEW YORK 10019                  CHICAGO, ILLINOIS 60603
          TELEPHONE: (212) 424-8000                TELEPHONE: (312) 443-0700
          FACSIMILE: (212) 424-8500                FACSIMILE: (312) 443-0336


   Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM AGGREGATE                            AMOUNT OF
  SECURITIES TO BE REGISTERED                               OFFERING PRICE(1)(2)                     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                              $164,450,000                           $20,836(3)
---------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes 1,950,000 shares subject to the underwriters' over-allotment option.
(3) Previously paid.

                                ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

                                EXPLANATORY NOTE

   The purpose of this Amendment No. 8 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth in Item 16 of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Nasdaq National Market and the National Association of Securities Dealers, Inc.

     Filing Fee-Securities and Exchange Commission .....................   $   20,836
     Listing Fee-Nasdaq National Market ................................      100,000
     Filing Fee-National Association of Securities Dealers .............       16,495
     Underwriter Expense Reimbursement .................................      500,000
     Fees and Expenses of Counsel ......................................    1,402,725
     Printing Expenses .................................................      175,000
     Fees and Expenses of Accountants ..................................      337,904
     Blue Sky Fees and Expenses ........................................       20,000
     Transfer Agent Fees and Expenses ..................................        4,000
     Miscellaneous Expenses ............................................      123,040
                                                                           ----------
     Total .............................................................   $2,700,000
                                                                           ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitations of liability.

   The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Within the past three years, we have issued unregistered securities as described below. None of the transactions involved any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 144A, pursuant to sales of securities to institutional buyers, or Rule 701, pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

   Within the past three years, we have issued options to purchase an aggregate of 358,200 shares of our common stock under our 2001 Stock Award Plan to various employees and officers. On September 28, 2004, we issued 3,600 shares of our common stock upon the exercise of an employee stock option at an exercise price of $2.78 per share. On September 29, 2004, we issued options to purchase 161,077 shares of our common stock under our 2004 Long-Term Equity Compensation Plan to various executive officers. There were no underwriters involved in these issuances, which were made in reliance on Rule 701 under the Securities Act.

   On May 15, 2003, Tower Group Statutory Trust I, a financing subsidiary of Tower Group, Inc., issued and sold 10,000 floating rate trust preferred securities in the aggregate amount of $10,000,000 to I-Preferred Term Securities II, Ltd. On the same date, Tower Group, Inc. Statutory Trust I used the proceeds from the sale of the floating rate trust preferred securities, combined with the proceeds from its sale to Tower Group, Inc. of its common securities in an aggregate amount of $310,000, to purchase junior subordinated deferrable interest debentures of Tower Group, Inc. in the aggregate principal amount of $10,310,000.

   On September 30, 2003, Tower Group Statutory Trust II, a financing subsidiary of Tower Group, Inc., issued and sold 10,000 floating rate trust preferred securities in the aggregate amount of $10,000,000 to Dekania CDO I, Ltd. On the same date, Tower Group Statutory Trust II used the proceeds from the sale of the floating rate trust preferred securities, combined with the proceeds from its sale to Tower Group, Inc. of its common securities in an aggregate amount of $310,000, to purchase junior subordinated deferrable interest notes of Tower Group, Inc. in the aggregate principal amount of $10,310,000.

   Both issuances of trust preferred securities were exempt from registration under the Securities Act in reliance on Section 4(2) and the subsequent resales of the securities were exempt by virtue of Rule 144A under the Securities Act. The co-placement agents for the first of the two transactions were FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc., who were each compensated $150,000 in connection with this transaction. The placement agents for the second transaction were Merrill Lynch International and Friedman, Billings, Ramsey & Co., Inc., who were compensated $300,000 in connection with this transaction.

   On August 1, 2004, 131,888 shares of restricted stock were issued to Michael
H. Lee and 8,793 shares of restricted stock were issued to Francis M. Colalucci. The shares of restricted stock issued to Mr. Lee will vest in equal installments over a four year period. The shares of restricted stock issued to Mr. Colalucci will vest in installments over a two and a half year period. There were no underwriters involved in these issuances, which were made in reliance on Rule 701 under the Securities Act.

   On September 29, 2004, 68,832 shares of restricted stock were issued to various employees and officers. There were no underwriters involved in these issuances, which were made in reliance on Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT

1.1            Underwriting Agreement*
3.1            Amended and Restated Certificate of Incorporation of Tower
               Group, Inc.*
3.2            Amended and Restated By-laws of Tower Group, Inc.*
4.1            Specimen Common Stock Certificate*
4.2 Purchase Agreement, dated as of June 30, 2001, by and between Tower Group, Inc. and PXRE Reinsurance Ltd.*
4.3            Warrant to be issued to Friedman, Billings, Ramsey & Co.*

4.4 Warrant issued to American Re-Insurance Company, effective as of January 15, 1997

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT


5.1            Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

10.1 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and
               Michael H. Lee*
10.2 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and
               Steven G. Fauth*
10.3 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and
               Francis M. Colalucci*
10.4 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Ian Drachman*
10.5 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and
               Christian K. Pechmann*
10.6 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Joel Weiner*

10.7           2004 Long-Term Equity Compensation Plan

10.8           2001 Stock Award Plan*
10.9           2000 Deferred Compensation Plan*
10.10 Amended and Restated Declaration of Trust, dated as of May 15, 2003, by and between Tower Group, Inc., Tower Statutory Trust I and U.S. Bank National Association*
10.11 Indenture, dated as of May 15, 2003, by and between Tower Group, Inc. and U.S. Bank National Association*
10.12 Guarantee Agreement, dated as of May 15, 2003, by and between Tower Group, Inc. and U.S. Bank National Association*
10.13 Amended and Restated Trust Agreement, dated as of September 30, 2003, by and between Tower Group, Inc., JPMorgan Chase Bank, Chase Manhattan Bank USA, National Association and Michael H. Lee, Steven G. Fauth and Francis M. Colalucci as Administrative Trustees of Tower Group Statutory Trust II*
10.14 Junior Subordinated Indenture, dated as of September 30, 2003, by and between Tower Group, Inc. and JPMorgan Chase Bank*
10.15 Guarantee Agreement, dated as of September 30, 2003, by and between Tower Group, Inc. and JPMorgan Chase Bank*
10.16 Service and Expense Sharing Agreement, dated as of December 28, 1995, by and between Tower Insurance Company of New York and Tower Risk Management Corp.*
10.17 Real Estate Lease and amendments thereto, by and between Broadpine Realty Holding Company, Inc. and Tower Insurance Company of New York*
10.18 License and Services Agreement, dated as of June 11, 2002, by and between Agency Port Insurance Services, Inc. and Tower Insurance Company of New York*+
10.19 Agreement, dated as of April 17, 1996, between Morstan General Agency, Inc. and Tower Risk Management Corp.*+
10.20 Managing General Agency Agreement, dated January 1, 2002, by and between Virginia Surety Company and Tower Risk Management Corp.*
10.21 General Agency Agreement by and among State National Insurance Company, Inc., Tower Insurance Company of New York and Tower Risk Management Corp.*
10.22 Quota Share Reinsurance Agreement, dated as of January 1, 2004, by and between Tower Insurance Company of New York and Converium Reinsurance (North America) Inc.*
10.23 Quota Share Reinsurance Agreement, dated as of January 1, 2004, by and between Tower Insurance Company of New York, Tokio Millennium Re Ltd. and Hannover Reinsurance (Ireland) Limited and E & S Reinsurance (Ireland) Limited.*
10.24 Amended and Restated Promissory Note, dated August 2, 2004, by Michael H. Lee in favor of Tower Risk Management, Inc.*
10.25 Quota Share Reinsurance Agreement, dated as of October 1, 2003, by and between Tower Insurance Company of New York and Tokio Millennium Re Ltd.*

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT

10.26 Quota Share Reinsurance Agreement, dated as of January 1, 2003, by and between Tower Insurance Company of New York and PXRE Reinsurance Company and PMA Capital Insurance Company*
10.27 Aggregate Excess of Loss Retrocession Agreement, dated as of January 1, 2004, by and between Converium Reinsurance (North America) Inc. and Tower Insurance Company of New York*
10.28 Aggregate Excess of Loss Retrocession Agreement, dated as of January 1, 2004, by and between Hannover Reinsurance (Ireland) Limited and E&S Reinsurance (Ireland) Limited and Tower Insurance Company of New York*
10.29 Excess of Liability Reinsurance Agreement, dated as of January 1, 2004, by and between State National Insurance Company, Tower Insurance Company of New York and Tower Risk Management Corporation*
10.30 Commercial Renewal Rights Agreement, dated as of September 13, 2004, by and among OneBeacon Insurance Group LLC, each of the insurance company subsidiaries of OneBeacon Insurance Group LLC listed therein and Tower Group, Inc.*
10.31 Addendum No. 1 to the Quota Share Reinsurance Agreement, effective January 1, 2004 by and between Tower Insurance Company of New York and Converium Reinsurance (North America) Inc.*
10.32 Addendum No. 1 to the Quota Share Reinsurance Agreement, effective January 1, 2004, by and between Tower Insurance Company of New York, Tokio Millenium Re Ltd. and Hannover Reinsurance (Ireland) Limited and E&S Reinsurance (Ireland) Limited*
21.1           Subsidiaries of the registrant*

23.1           Consent of Johnson Lambert & Co.*

23.2 Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibit 5.1)
24.1           Power of Attorney (included as part of the signature pages)*
---------------
*   Previously filed.

+ Confidential information omitted and filed separately with the Securities and Exchange Commission.

   (b) Financial Statement Schedules

   Schedule I - Summary of investments - other than investments in related parties.

               Pursuant to Rule 7-05(b) of Regulation S-X, Schedule I has been omitted as the information to be set forth therein is included in Note 2 to the audited financial statements included in the prospectus.

   Schedule II - Condensed financial information of registrant.

   Schedule III - Supplementary insurance information.

   Schedule IV - Reinsurance.

   Schedule V - Valuation and qualifying accounts.

               Pursuant to Rule 7-05(b) of Regulation S-X, Schedule V has been omitted as the information to be set forth therein is included in Note 1 to the audited financial statements included in the prospectus.

   Schedule VI - Supplemental information concerning property-casualty insurance operations.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 18th day of October, 2004.


                                              TOWER GROUP, INC.

                                              By:         /s/ Michael H. Lee
                                                 -------------------------------
                                                   Name:      Michael H. Lee
                                                   Title:     Chairman of the
                                                              Board, President
                                                              and Chief
                                                              Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of October, 2004.


               SIGNATURE                                            TITLE                                         DATE
               ---------                                            -----                                         ----
           /s/ Michael H. Lee                       Chairman of the Board, President and
  -------------------------------------                    Chief Executive Officer
             Michael H. Lee                             (Principal Executive Officer)                        October 18, 2004
                   *                         Senior Vice President, Chief Financial Officer and
  -------------------------------------                      Treasurer, Director
          Francis M. Colalucci                          (Principal Financial Officer,
                                                        Principal Accounting Officer)                        October 18, 2004
                   *
  -------------------------------------     Senior Vice President, General Counsel and Secretary,
             Steven G. Fauth                                      Director                                   October 18, 2004
                   *
  -------------------------------------
           Steven W. Schuster                                     Director                                   October 18, 2004
                   *
  -------------------------------------
            Charles A. Bryan                                      Director                                   October 18, 2004
                   *
  -------------------------------------
            Gregory T. Doyle                                      Director                                   October 18, 2004
                   *
  -------------------------------------
              Austin Young                                        Director                                   October 18, 2004
          */s/ Michael H. Lee
  -------------------------------------
            Attorney-in-fact                                                                                 October 18, 2004